For Immediate Release

Patrick Industries Reports Higher Sales, Profitability, and Completion of First Phase of Integration Plan for Third Quarter

ELKHART, Ind., Oct. 29, 2007 – Patrick Industries, Inc. (NASDAQ: PATK) today announced its operating results for the third quarter ended Sept. 30, 2007, marked by increased sales and substantial progress in the integration of operations from the recently acquired Adorn, LLC.

Patrick, a leading manufacturer and distributor of building and component products for the Recreational Vehicle (RV), Manufactured Housing (MH) and Industrial markets, reported net income of $166,000, or $0.03 per diluted share, on net sales of $136.6 million for the third quarter of 2007, compared with net earnings of $406,000, or $0.08 per diluted share, on net sales of $90.9 million for the same quarter of 2006.

Included in net income for the third quarter are restructuring charges of approximately $513,000, or $.05 per share, related to the closing and consolidation of one of Patrick’s manufacturing operations into a nearby Adorn facility. The third quarter of 2007 also includes $0.4 million in costs associated with incentives related to operating managements’ completion of certain milestone objectives in the Adorn integration plan, and a $0.3 million write-off related to the discontinuation of a possible overseas expansion initiative.

“We are very pleased with our progress to date related to the integration efforts of Adorn and Patrick into a stronger, combined company, and view this quarter as a milestone accomplishment in this effort,” said Paul E. Hassler, President and CEO of Patrick Industries. “We completed the first of three phases of the integration plan in the quarter, and our progress is at or ahead of schedule related to the other two phases. Each phase includes a detailed operating and sales transition plan and timeline, key deliverables, measurement targets, and related expected costs.

“Phase two of the plan is expected to be completed in the fourth quarter of 2007, and phase three is expected to be finished by the second quarter of 2008. To date, we have closed and consolidated five Patrick and Adorn divisions and facilities, shut down two unprofitable manufacturing lines, and transferred certain sales volume to more opportune locations in order to improve efficiencies and enhance customer service. We are in the process of closing and consolidating three divisions, the majority of which we expect to complete in the fourth quarter of 2007.”

The Company reported it has shut down certain unprofitable operating lines at various locations, reduced headcount, and capitalized on certain synergistic opportunities to date related to purchasing, personnel, and other planned improvements. Patrick has accordingly recorded restructuring charges and a related accrual for costs related to all three phases of the plan, as currently contemplated. While the accrual includes all costs permitted by generally accepted accounting principles, there will be further restructuring charges in future periods when certain activities related to the integration are incurred, or in the event other consolidation opportunities present themselves.

Patrick Industries, Inc. / Page 2 of 3

“Our focus on working capital improvement and debt reduction continues, and year to date we are pleased with our efforts to reduce inventories, as inventory levels increased a moderate 1% on increased sales of more than 50% for the third quarter. From a debt perspective, since the acquisition of Adorn on May 18, 2007, we have paid down approximately $16 million in additional revolving and term debt, over and above normal debt service requirements,” said Hassler. “Additionally in the quarter, we continued to realize a small portion of the potential and substantial cost savings and synergies we expected to result from the integration plan.

“The costs incurred to date related to restructuring and other charges were anticipated in our due-diligence process and are part of the overall plan as it relates to this acquisition. Our core markets remain challenging, with our customers reporting softening conditions. According to the industry associations, RV shipments are down nearly 12 percent year-over-year, and manufactured home shipments are down 23 percent.”

Patrick attributed the increase in quarterly and year-over-year sales to the recently acquired Adorn and American Hardwoods operations, and continued penetration of its new product introductions.

For the nine-month period ended Sept. 30, 2007, Patrick reported net sales of approximately $327.8 million, and a net loss of approximately $1.8 million, or $0.33 per diluted share, compared with net sales of $274.8 million, and net earnings of $2.4 million, or $0.49 per diluted share for the first nine months of 2006. The year-to-date operating results include approximately $1.6 million in restructuring charges related to the closing and consolidation of certain operations in conjunction with the Adorn acquisition, $0.5 million in incentives related to the consolidation plan, $0.8 million in certain vesting of employee retirement obligations in conjunction with the Adorn acquisition and related financing activities, approximately $0.8 million in severance and litigation settlement costs, and $0.5 million in other costs associated with purchase accounting adjustments and the write-off of a potential overseas expansion initiative.

The combined MH and RV market sectors represented approximately 75 percent of the Company’s sales through the third quarter of 2007, compared to 73 percent for the same period in 2006. Industrial and other sales, which include sales to the kitchen cabinet, office furniture, store fixtures and other industries, represented approximately 25 percent of the Company’s sales through the 2007 third quarter, compared with 27 percent for the same period in 2006.

“Year to date, we added approximately $85 million in profitable sales from our recently acquired Adorn operations, as well as approximately $10 million from American Hardwoods,” said Hassler. “Product introductions added approximately $1 million in sales for the quarter and approximately $4 million year-to-date, and we continue to gain market share for these products.”

Patrick reported gross margin of approximately 12.5 percent for the third quarter of 2007 compared with gross margin of 11.6 percent in the same quarter of 2006. The Company attributed the year-over-year increase in gross margin to cost saving synergies gained from the Adorn acquisition, which helped absorb restructuring and other charges, litigation settlement costs, and higher insurance costs during the quarter. Patrick reported operating income of $2.4 million for the third quarter of 2007, compared to operating income of $1.1 million in the same quarter of 2006.

“Looking ahead to 2008, we expect continued softening in our primary markets. We also expect Patrick will be in an improved position to leverage our combined and fully integrated operations as a profitable market leader,” concluded Hassler.

Patrick Industries, Inc. / Page 3 of 3

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and a distributor of building products serving the Manufactured Housing, Recreational Vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other Industrial markets and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include cabinet and wall components, countertops, adhesives, and aluminum extrusions. The Company also distributes drywall and drywall finishing products, interior passage doors, flooring, vinyl and cement siding, ceramic tile, high-pressure laminates, and other miscellaneous products.

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

###

Contact:

Ryan McGrath, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

UNAUDITED FINANCIAL HIGHLIGHTS

(dollars in 000’s except per share amounts)	THREE MONTHS ENDED SEP. 30,		NINE MONTHS ENDED SEP. 30,
INCOME STATEMENT	2007	2006	2007	2006

Net sales	$136,556	$90,849	$327,829	$274,822
Cost of goods sold	118,960	80,321	288,507	241,593
Restructuring charges	513	---	1,451	---

Gross profit	17,083	10,528	37,871	33,229

Warehouse and delivery expenses	5,912	3,720	14,856	11,643
Selling, general, and administrative expenses	8,756	5,699	21,554	16,413
Restructuring charges	---	---	183	---

Operating income	2,415	1,109	1,278	5,173
Interest expense, net	2,139	446	4,235	1,105

Income (loss) before income taxes	276	663	(2,957)	4,068
Income taxes (credit)	110	257	(1,183)	1,650

NET INCOME (LOSS)	$166	$406	($1,774)	$2,418

BASIC INCOME (LOSS) PER COMMON SHARE	$0.03	$0.08	($0.33)	$0.50
DILUTED INCOME (LOSS) PER COMMON SHARE	$0.03	$0.08	($0.33)	$0.49
Weighted average shares outstanding, basic	5,988	4,890	5,443	4,862
Weighted average shares outstanding, diluted	6,065	4,930	5,443	4,902

	Sep. 30,	Sep. 30,
BALANCE SHEET	2007	2006

CURRENT ASSETS
Cash and cash equivalents	$2,633	$530
Trade receivables, net	31,243	25,584

Patrick Industries, Inc. / Page 5 of 3

Inventories	48,790	48,106
Income taxes receivable	1,650	---
Prepaid expenses and other	3,763	836
Deferred tax assets	2,276	1,141

Total current assets	90,355	76,197

PROPERTY AND EQUIPMENT, NET	56,436	41,332
GOODWILL AND OTHER INTANGIBLE ASSETS	70,822	---
OTHER ASSETS	3,007	2,887

TOTAL ASSETS	$220,620	$120,416

CURRENT LIABILITIES
Current maturities of long-term debt	$7,364	$2,767
Short-term borrowings	---	9,861
Accounts payable	29,253	20,142
Accrued expenses	10,903	4,029

Total current liabilities	47,520	36,799

LONG-TERM DEBT LESS CURRENT MATURITIES	76,135	14,822
DEFERRED COMPENSATION AND OTHER	3,739	2,037
DEFERRED TAX LIABILITIES	17,029	881

SHAREHOLDERS’ EQUITY	76,197	65,877

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$220,620	$120,416